Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-03957, 333-85542, 333-85546, 333-142985, 333-167123 and 333-198050 of The Williams Companies, Inc. on Form S-8, and Registration Statement Nos. 333-29185 and 333-204077 of The Williams Companies Inc. on Form S-3 of our report dated February 22, 2017, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of December 31, 2016 and for the years ended December 31, 2016 and 2015, appearing in this Annual Report on Form 10-K of The Williams Companies, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 22, 2018